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                                                                     EXHIBIT 3.7



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                         CERTIFICATE OF INCORPORATION

                                      OF

                                   RVN, INC.

          FIRST:   The name of the corporation is RVN, Inc.

          SECOND: The registered office of the corporation in the State of Delaware is located at 1105 North Market Street, Suite 1300, City of Wilmington, County of New Castle, State of Delaware 19801. The registered agent of the corporation at that address is Delaware Corporate Management, Inc.

          THIRD:   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

          FOURTH:   The corporation shall have authority to issue Three Thousand
(3,000) shares of common stock, having a par value of one dollar ($1.00) per share.

          FIFTH:   The corporation shall indemnify directors and officers of the
Corporation to the fullest extent permitted by law.

          SIXTH:   The directors of the Corporation shall incur no personal
liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

          SEVENTH:   The business and affairs of the corporation shall be
managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the corporation. The directors need not be elected by ballot unless required by the bylaws of the corporation.

          EIGHTH: The directors of the corporation shall have the power to make, alter or amend the bylaws.

          NINTH:   Meetings of the stockholders shall be held within the State of Delaware. The books of the corporation shall be kept in the State of Delaware at such place or places as shall be designated from time to time by the board of directors or specified in the bylaws of the corporation.

          TENTH:   The corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would prevent or inhibit the corporation from qualifying, or cause the corporation to lose its status, as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the corporation being subject to tax outside of Delaware.

          ELEVENTH:  The name and mailing address of the incorporator is Gordon
W. Stewart, Esquire, 1201 Market Street, Suite 1700, Wilmington, Delaware 19801.

          TWELFTH: The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

          THIRTEENTH: The powers of the incorporator shall terminate upon the election of directors.

          I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and accordingly, have hereunto set my hand this 1st day of October, 1996.



                                    /s/ Gordon W. Stewart
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                                    Gordon W. Stewart
                                      Incorporator

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